ROSLYN, NY - December 22, 1999

PMCC Financial Corp. (AMEX: PFC) announced that it was fully cooperating with the investigation by the United States Department of Housing and Urban Development ("HUD") into alleging improper borrowings made by one or more customers of a certain builder based on Long Island. In connection with the HUD investigation, the Company's President and Chief Executive Officer, Mr. Ron Friedman, and a Loan Officer, Mr. Kenneth Mann, were charged in a criminal complaint with one count of allowing false qualifications to be included in applications for FHA-backed mortgage loans. Mr. Friedman vigorously denies the allegations contained in the Complaint. Mr. Friedman's attorney, Joseph Ryan, said, "We are confident that Mr. Friedman will be cleared of these charges. In my opinion, the Government's actions in conducting a `Hollywood' style search and seizure of the Company's files was totally unwarranted since most of these records are readily available for review by any state or Federal regulator."

The Company was not named as a party in the Complaint.

The Company's Board of Directors retained an independent consultant to examine its policies and procedures to ensure full compliance with HUD guidelines and other relevant and applicable regulations.

Mr. Friedman stated that he is proud of the Company's high standards and reputation in the marketplace.

PMCC Financial Corp. is a specialty consumer financial services company providing a wide range of residential mortgage products to all types of borrowers. Since 1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for one-to-four family residential rehabilitation properties, opening a fully staffed wholesale division and expanding geographically into selected markets. The Company is also developing marketing programs to facilitate expansion, including its Net Branch office program, and has launched an E-Commerce strategy to enter the consumer-direct mortgage market.

Certain statements contained herein are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those based on such statements due to a variety of factors, including but not limited to, changes in the national or industry economic conditions; competitive products and pricing; changes in the market for such products or timing; and other factors generally understood to affect the real estate mortgage markets.

For more information on PMCC Financial Corp., please contact Stephen Axelrod, at 212-370-4500.